Exhibit 1.4

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS B

Dated: October 25, 2000

To:	SRFG, Inc. (the "Company") as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.
Re:	Underwriting Agreement dated October 25, 2000 (the "Agreement") (a copy of which is attached hereto).
Title:	Sears Credit Account Master Trust II, $40,500,000, Floating Rate Class B Master Trust Certificates, Series 2000-4.

Initial Principal Amount of Certificates:

$40,500,000 Class B Master Trust Certificates, Series 2000-4

Class B Expected Principal Payment Date:

November 2007 Distribution Date

Series and Class Designation of Designated Securities:

Floating Rate Class B Master Trust Certificates, Series 2000-4 (the "2000-4 Class B Certificates")

Certificate Rating:

Class B Certificates:	Aa3 by Moody's Investors Service, Inc.
A by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 2000-3 and Series 2000-4:

$10,357,671,507

Date of Series Supplement:

November 2, 2000

Certificate Rate:

Class B Certificates: One-month LIBOR plus 0.53% per annum.

Terms of Sale:

The purchase price for the Designated Securities to the Underwriters, named on

Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class B Certificates: 99.675%

Initial Public Offering Price: The initial public offering price for the Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class B Certificates: 100.000%

Closing Location:

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Time of Delivery:

8:30 A.M., Chicago Time, on November 2, 2000, or at such other time as may be agreed upon in writing.

Addresses of the Underwriters for notices:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
250 Vessey, 10th Floor
New York, NY 10281-1310

Additional Agreements:

(a) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "2000-4 Class A Pricing Agreement") pursuant to the Underwriting Agreement dated October 25, 2000 among the Company, Sears and the representatives of the Class A Underwriters (as defined herein) (the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class A Master Trust Certificates, Series 2000-4 (the "2000-4 Class A Certificates"), and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Class B Underwriting Agreement that the Class A Underwriting Agreement and the 2000-4 Class A Pricing Agreement be duly executed and delivered by the parties thereto.

(b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "2000-3 Class A Pricing Agreement") pursuant to the Class A Underwriting Agreement, with respect to the purchase and sale of the Class A Master Trust Certificates, Series 2000-3 and may consummate the transactions contemplated thereby.

(c) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith (the "2000-3 Class B Pricing Agreement") pursuant to the Agreement, with respect to the purchase and sale of the Class B Master Trust Certificates, Series 2000-3 and may consummate the transactions contemplated thereby.

(d) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the 2000-4 Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

(e) If an underwriter under the 2000-4 Class A Pricing Agreement (a "Class A Underwriter") shall default in its obligations to purchase the 2000-4 Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the 2000-4 Class B Certificates for a period of not more than ten days, in order to procure another party for other parties to purchase such 2000-4 Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

(f) The purchase and sale of the 2000-4 Class B Certificates shall occur concurrently with, and shall be conditioned upon, the purchase and sale of the 2000-4 Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the 2000-4 Class A Pricing Agreement terminates because of the default of a Class A Underwriter, the Company shall not be under any liability to any Underwriter with respect to the 2000-4 Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

The Underwriters named in Schedule 1 hereto agree, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By: /s/ Robert J. Little

Accepted:

SRFG, INC.

By: /s/ George F. Slook

SEARS, ROEBUCK AND CO.

By: /s/ Larry R. Raymond

SCHEDULE 1

Underwriter	Principal Amount of Class B Certificates to be Purchased

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$ 40,500,000

Total:	$ 40,500,000